Exhibit 10.2

American Tower Corporation Notice of Grant of Restricted Stock Units and RSU Agreement (Employee / Time)	American Tower Corporation ID: 65-0723837 222 Berkeley Street Boston, MA 02116
Administrator 222 Berkeley Street Boston MA United States 02116	Participant Name: RSU Number: Plan: ID:

American Tower Corporation, a Delaware corporation (the “Company”), pursuant to its 2026 Equity Incentive Plan, as it may be amended and restated from time to time (the “Plan”), hereby grants to the Participant named above (“you”) restricted stock units (the “RSUs”) representing the right to receive the number of shares of Common Stock, par value $0.01 per share of the Company set forth below (or, if so determined by the Committee, the value of such shares, payable in cash or such other property as the Committee determines) on the terms of this Notice of Grant of Restricted Stock Units (the “Grant Notice”) and the RSU Agreement (the “Agreement”), subject to your acceptance of, and compliance with, the terms and conditions of the Agreement and the Plan. Capitalized terms used and not otherwise defined in this Grant Notice have the meanings given to them in the Plan.

Date of Grant:	, 20____
Number of Shares:
The RSUs will vest and the underlying shares will become issuable on the following schedule (each date, a “Scheduled Vesting Date”), subject to the terms of the Agreement and the terms of the Plan:

on or after _________, 20__, as to _________ shares,
on or after _________, 20__ , as to _________ additional shares, and on or after _________, 20__ , as to _________ additional shares.

American Tower Corporation	Date
By your signature below, you acknowledge receipt of the Agreement and the Plan, and, as an express condition to the grant of RSUs hereunder, agree to be bound by the terms of the Agreement and the Plan.

Participant	Date

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Alternative (for electronic award administration):

Participant’s Online Acceptance is required through E*TRADE

I understand that I must accept this grant online through my E*TRADE account. By doing so I acknowledge receipt of the Agreement and the Plan, and, as an express condition to the grant of RSUs hereunder, agree to be bound by the terms of the Agreement and the Plan, and I intend that by clicking the “Accept” button for this grant package to have the same force in all respects as my handwritten signature.

Date:

Terms of Restricted Stock Units

Pursuant to the Notice of Grant of Restricted Stock Units delivered to you (the “Grant Notice”), and subject to the terms of this RSU Agreement (the “Agreement”) and the American Tower Corporation 2026 Equity Incentive Plan, as it may be amended and restated from time to time (the “Plan”), you and the Company agree as follows. Capitalized terms used and not otherwise defined in this Agreement have the meanings given to them in the Plan or the Grant Notice, as applicable.

1. Plan Incorporated by Reference. The provisions of the Plan are incorporated into and made a part of this Agreement by this reference. The Committee administers the Plan, and its determinations regarding the interpretation and operation of the Plan and this Agreement are final and binding. The Board may in its sole discretion at any time terminate or from time to time modify and amend the Plan as provided therein. You may obtain a copy of the Plan without charge upon request to the Company’s Human Resources Department. In the event of a conflict or inconsistency between the terms and/or provisions of the Plan and the terms and/or provisions of this Agreement (including the Grant Notice), this Agreement shall govern and control.

2. Vesting of RSUs. The RSUs will vest, while you are employed by the Company Group, for the respective numbers of shares and on the Scheduled Vesting Dates stated in the vesting schedule on the first page of this Agreement, subject to the other terms of this Agreement. RSUs are an unfunded, unsecured obligation of the Company. You shall not earn any rights under the RSUs except in conformity with such schedule and until all other conditions that are required to be met in order to issue the underlying shares have been satisfied. Subject to Sections 4 and 5 of this Agreement, as soon as reasonably practicable (and, in any event, within sixty (60) days after the Scheduled Vesting Date for any RSUs), the Company will deliver to you or your legal representative, without charge, one share of Common Stock for each RSU which becomes vested hereunder (or such cash or other property as the Committee determines) and such RSU shall be canceled upon such delivery.

3. Dividend Equivalents. While the RSUs are outstanding and unvested, the Company will accrue dividend equivalents on your behalf. The dividend equivalent with respect to each RSU will be equal to the sum of the cash dividend declared and paid by the Company with respect to each share of Common Stock while the RSU is outstanding. No interest will accrue on the dividend equivalents. No dividend equivalent amounts will be paid in respect of unvested or forfeited RSUs. At the time the Company delivers shares of Common Stock in respect of your vested RSUs under Sections 2 and 4 of this Agreement, the Company will also pay you a lump sum cash amount equal to the cash dividends you would have received had you held such number of shares of Common Stock from the Date of Grant through the date of your receipt of such shares of Common Stock in settlement of your vested RSUs.

4. Termination of Employment. Upon Termination of your employment with the Company Group for any reason other than Qualified Retirement, a Qualifying Termination, death or Disability (as defined below, where applicable), in each case, prior to a Scheduled Vesting Date, you will forfeit any of the RSUs that are unvested as of the Termination date, together with any accrued dividend equivalents, as of the date of Termination and all such unvested RSUs and accrued dividend equivalents will be canceled for no value. Upon Termination of your employment with the Company Group by reason of Qualified Retirement, a Qualifying Termination, death or Disability, in each case, prior to a Scheduled Vesting Date, any of the RSUs that are unvested as of the Termination date shall immediately vest on such Termination date; provided, however, for a Qualifying Termination, the treatment described in this Section 4 is subject to, and conditioned upon (i) if you are a participant in the Severance Plan (as defined below) at the time of your Termination, your compliance and satisfaction of the terms and conditions of the Severance Plan (including, without limitation, Section 3.1 Eligibility for Severance Benefits of the Severance Plan) or (ii) if you are not a participant in the Severance Plan and located outside of the U.S. at the time of your Termination, your execution and non-revocation of a release, if applicable, (which may contain non-compete, non-solicitation and non-disparagement provisions in a form and with the content satisfactory to the Company. Subject to Section 6 of this Agreement, within sixty (60) days after the vesting date for any RSUs pursuant to this Section 4, the Company will deliver to you or your legal representative the number of shares of Common Stock underlying the number of vested RSUs associated with such vesting date (or such cash or other property as the Committee determines); provided, however, if you are a “specified employee” as defined in Treasury

Regulation Section 1.409A-1(i) or any successor provision, on the date of your Qualified Retirement, then, irrespective of any other provision contained in this Agreement, to the extent any RSUs or accrued dividend equivalents constitute nonqualified deferred compensation subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code,” and such section, “Section 409A”), any shares of Common Stock or accrued dividend equivalents vesting pursuant to a Qualified Retirement shall be delivered on the first day of the seventh month following such Termination (or, if earlier, the date of your death). For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

For purposes of this Agreement:

(i) “Qualified Retirement” shall mean that (a) you have a combined age and years of service with the Company Group of at least 65 years, provided further that you must (I) be at least 55 years old and (II) have a minimum of five years of service with the Company Group, (b) you experience a “separation from service” within the meaning set forth in Section 409A, and (c) you execute and do not revoke a release, if applicable, (which may contain non-compete, non-solicitation and non-disparagement provisions); and

(ii) a “Qualifying Termination” shall mean the Termination of your employment by the Company Group when you are not a Senior Executive (as defined in the American Tower Corporation Severance Plan, dated as of March 2, 2009, as amended and restated as of January 1, 2024, and as may be further amended from time to time (the “Severance Plan”)) (a) if you are a participant in the Severance Plan at the time of your Termination, entitling you to receive severance benefits under Section 3.2(c) of the Severance Plan and (b) if you are not a participant in the Severance Plan and you are located outside of the U.S. at the time of your Termination, solely as a result of the elimination of your job or position or for one or more reasons that do not constitute cause or performance reasons (as determined by the Committee).

5. Withholding Taxes. The provisions of Section 12(d) of the Plan are incorporated herein by reference and made a part hereof.

6. Certain Clawback and Forfeiture Provisions. Notwithstanding any other provision of this Agreement, you shall be obligated to promptly (a) transfer to the Company any shares of Common Stock, cash or other property previously issued upon the vesting of RSUs and dividend equivalents and (b) pay to the Company all gains realized by any person from the disposition of any such shares or other property, in each of (a) and (b), (I) to the extent required by applicable law or permitted by any clawback or similar policy of the Company Group, including, for the avoidance of doubt, the American Tower Corporation Compensation Recovery Policy, as amended from time to time (the “Clawback Policy”), which Clawback Policy shall apply and be deemed incorporated herein to the extent applicable, if: (II) you experience a Termination for cause (as defined below) from the Company Group or if (III) following Termination of employment for any reason, either (A) the Company determines that you engaged in conduct while an employee that would have justified Termination for cause or (B) you violate any applicable confidentiality or non-competition agreement with the Company Group. Additionally, you shall be obligated to forfeit outstanding and unvested RSUs granted pursuant to this Agreement as permitted by any clawback or similar policy of the Company Group (including the Clawback Policy). For purposes of this Section 6, Termination for cause means criminal conduct involving a felony in the U.S. or the equivalent of a felony under the laws of other countries, material violations of civil law related to your job responsibilities, fraud, dishonesty, self-dealing, breach of your obligations regarding the Company’s intellectual property, or willful misconduct that the Committee determines to be injurious to the Company, in each case, as determined by the Committee. No recovery of compensation under any clawback policy (including the Clawback Policy) will be an event giving rise to a right to a voluntary Termination of employment upon a resignation for “good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company. In addition to the obligations contained herein and any obligations under applicable law or any clawback or similar policy of the Company Group, including, for the avoidance of doubt, the Clawback Policy, if you receive any amount in excess of what you should have received under the terms of this Agreement for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations, or other administrative error), then you shall be required to repay any such excess amount to the Company. Without limiting the foregoing, all RSUs shall be subject to reduction, cancellation, forfeiture, or recoupment to the extent necessary to comply with applicable law.

7. Compliance with Law; Lock-Up Agreement. The Company shall not be obligated to issue any shares of Common Stock or other securities upon the vesting of the RSUs unless the Company is satisfied that all requirements of law or any applicable stock exchange in connection therewith (including, without limitation, the effective registration or exemption of the issuance of such shares or other securities under the Securities Act of 1933, as amended, and applicable state securities laws) have been or will be complied with, and the Committee may impose any restrictions on your rights as it shall deem necessary or advisable to comply with any such requirements; provided that the Company will issue such shares or other securities on the earliest date at which it reasonably anticipates that such issuance will not cause such violation. You further agree hereby that, as a condition to the issuance of shares upon the vesting of the RSUs, you will enter into and perform any underwriter’s lock-up agreement requested by the Company from time to time in connection with public offerings of the Company’s securities.

8. Rights as Stockholder. RSUs are unfunded, unsecured obligations of the Company. You shall not have any rights under the RSUs until all conditions that are required to be met in order to issue the underlying shares of Common Stock have been satisfied. You shall have no rights as a stockholder with respect to any shares of Common Stock or other securities covered by the RSUs until the issuance of such actual shares of Common Stock or other securities.

9. Effect on Your Employment. Neither the adoption, maintenance or operation of the Plan nor the award of the RSUs and the dividend equivalents with respect to the RSUs confers upon you any right to continue your employment with the Company Group, nor shall they interfere with the rights of the Company Group to subject you to a Termination or otherwise change the terms of such employment or service at any time, including, without limitation, the right to promote, demote or reassign you from one position to another in the Company Group. Unless the Committee otherwise provides in any case, you shall be deemed to have experienced a Termination with an Affiliate for purposes of the Plan when such Affiliate ceases to be an Affiliate of the Company.

10. Nontransferability. You may not assign or transfer the RSUs or any rights with respect thereto, including, without limitation, the dividend equivalents with respect to the RSUs, except by will or by the laws of descent and distribution or to the extent expressly permitted in writing by the Committee in accordance with Section 12(b) of the Plan.

11. Corporate Events. The terms of the RSUs and the dividend equivalents with respect to the RSUs may be changed as provided in Section 10(b) of the Plan.

12. Data Privacy. You hereby explicitly consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Notice and Agreement by and among, as applicable, the Company Group for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Company Group holds certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company Group, details of all RSUs or any other entitlement to shares of stock awarded, canceled, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country of residence or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local Human Resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local Human Resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, you understand that you may contact your local Human Resources representative.

13. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the applicable laws of the United States of America and the law (other than the law governing conflict of law questions) of the State of Delaware except to the extent the laws of any other jurisdiction are mandatorily applicable.

14. Amendment and Termination of the RSUs; Waiver. The RSUs and the dividend equivalents with respect to the RSUs awarded hereunder may be amended or terminated by the Company with or without your consent, as permitted by Section 11 of the Plan. Except as otherwise set forth in Section 11 of the Plan, any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification is consented to on the Company’s behalf by the Committee. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

15. Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the RSUs, and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

16. Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators, and successors of the parties hereto.

17. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

18. Entire Agreement. This Agreement, the Grant Notice, and the Plan constitute the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and understandings of the parties, oral and written, with respect to such subject matter.